Exhibit 5.1 DLA Piper LLP (US) 6225 Smith Avenue Baltimore, Maryland 21209 www.dlapiper.com

September 19, 2008

ViroPharma Incorporated

397 Eagleview Boulevard

Exton, Pennsylvania 19341

Re: ViroPharma Incorporated Registration Statement on Form S-4 (No. 333-153088)

Ladies and Gentlemen:

As counsel for ViroPharma Incorporated (the “Company”), we are representing the Company in connection with the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission on August 19, 2008, as amended, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the number of shares (the “Shares”) of the Company’s common stock, par value $.002 per share (the “Common Stock”), as determined in accordance with the provisions of an agreement and plan of merger among the Company, HAE Acquisition Corp., and Lev Pharmaceuticals, Inc., dated July 15, 2008. It is our understanding that the number of Shares to be registered and issued in connection with the merger of HAE Acquisition Corp. with and into Lev Pharmaceuticals, Inc. shall not exceed 8,705,042 shares of Common Stock.

In rendering this opinion, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

Based on and subject to the foregoing, we advise you that in our opinion the Shares, when issued in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and related Proxy Statement/Prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories or persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

ViroPharma Incorporated

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We are members of the bar of the State of Maryland, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland, the Delaware General Corporation Law and related case law and the Federal laws of the United States of America.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)